UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2009

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	000-00565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2009, the Company announced that W. Allen Doane, Chairman of the Board and Chief Executive Officer, plans to retire. On January 1, 2010, Stanley M. Kuriyama, President, will succeed Mr. Doane as Chief Executive Officer. Also, on January 1, 2010, Mr. Walter A. Dods, Jr., the Lead Independent Director, will succeed Mr. Doane as Chairman of the Board. Mr. Doane shall continue on as an employee of the Company until January 31, 2010.  Mr. Doane will continue on as a director of the Company and, effective February 1, 2010, will be a non-employee director of the Company.

In addition, as of January 1, 2010, Mr. Kuriyama shall serve as a director of the Company. Mr. Kuriyama, age 56, prior to being appointed President on October 1, 2008, served as President and Chief Executive Officer of the Company’s Land Group, positions which he had held since 2005, and Chief Executive Officer and Vice Chairman of A&B Properties, Inc., positions which he had held since 1999. To reflect his increased responsibilities as Chief Executive Officer, effective January 1, 2010, Mr. Kuriyama will receive a base salary of $615,000, and his 2010 target bonus will be set at 90 percent of his base salary.

The Company entered into a letter agreement with Mr. Doane on October 22, 2009. Commencing on February 1, 2010 and ending on the later of (i) Mr. Doane’s 65th birthday (January 17, 2013) or (ii) Mr. Doane’s termination or retirement as a director of the Company, Mr. Doane will receive office space and parking at the Company’s offices in Honolulu, Hawaii, limited administrative support, and reimbursement for out-of-pocket expenses directly incurred in providing assistance to the Company at its request. Mr. Doane will be compensated for any assistance requested by the Company at an hourly rate of $700.

A copy of the Company’s press release relating to these management changes is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
       (d)    Exhibits

               99.1   Press Release issued by Alexander & Baldwin, Inc. on October 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2009

ALEXANDER & BALDWIN, INC.

/s/ Christopher J. Benjamin
Christopher J. Benjamin
Senior Vice President,
Chief Financial Officer and Treasurer